Exhibit 99.1

Praxair Announces Price Increases for Gases and Facility Fees Effective June 1, 2012

DANBURY, Conn.--(BUSINESS WIRE)--May 16, 2012--Praxair, Inc. (NYSE: PX) and its divisions and subsidiaries (Praxair Distribution, Praxair Healthcare Services, Praxair Canada Inc., and Praxair Puerto Rico N.V.) are notifying bulk and packaged industrial, electronics, specialty, and medical gases customers in the United States, Canada, and Puerto Rico of increases in prices effective June 1, 2012, or as contracts permit, as follows:

  Up to 12% for nitrogen and oxygen;
  Up to 18% for argon, and hydrogen;
  Up to 15% for facility fees or monthly bulk product charges and cylinder rental rates;
  Up to 15% on hardgoods.

Price adjustments may vary from these ranges where permitted by individual supply contracts. Due to the ongoing global helium supply/demand imbalance, helium supply contracts are being addressed on an individual basis. Carbon Dioxide prices will also be adjusted as individual contracts permit.

These adjustments are necessary for ongoing investment in production and distribution equipment to support the continuing growth of our customers and to mitigate supply/demand imbalances for certain products in the United States and Canada as well as offsetting increasing production costs.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2011 sales of $11 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Kelcey Hoyt, Investors, (203) 837-2118 - kelcey_hoyt@praxair.com
Kristen McCarthy, Media, (203) 837-2371 – kristen_mccarthy@praxair.com